UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM 8-K

_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 26, 2010

The Interpublic Group of Companies, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	1-6686	13-1024020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-704-1200
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The Interpublic Group of Companies (NYSE: IPG) has entered into options agreements that give the company the right in 2013 to purchase up to 16.1 million shares of its common stock at a strike price of $12.42 per share.

The action is related to the company’s outstanding 4.75% Convertible Senior Notes Due 2023, which have an aggregate principal amount of $200,000,000, are first redeemable by the company on March 15, 2013 and are convertible by holders upon certain events, including a call for redemption by the company, into 16.1 million shares at a conversion price of $12.42 which results in the receipt by an investor of 80.5153 shares of common stock per $1,000 principal amount of notes.

The options are expected to reduce the number of new shares of common stock that would otherwise be issued in 2013 upon conversion of the notes if IPG’s common stock price exceeds the conversion price at the time of option exercise. Subject to certain limitations, Interpublic may elect settlement of the options to occur in cash or in shares.  The options will expire on April 2, 2013.

The options have a cap price of $18.26 per share, meaning their effect to limit common share dilution, which would begin at the strike price of $12.42, would start to diminish as the price of IPG common shares exceeds the cap price at the maturity date.

The strike price, the cap price and the number of shares underlying the options, like the conversion rate under the convertible notes, are subject to adjustment under certain circumstances.

Interpublic paid an aggregate premium of $22.8 million for the options.

The options do not alter the terms of the convertible notes referenced above or holders’ rights thereunder, and holders of the convertible notes will have no rights or obligations with respect to the options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: November 26, 2010	By:	/s/ Nicholas J. Camera
Nicholas J. Camera Senior Vice President, General Counsel and Secretary